Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-39003, 333-39007, 333-79557, 333-67610, 333-91956 and 333-121141 on Form S-8 of our report dated March 2, 2008, relating to the consolidated financial statements and financial statement schedule of Intermec, Inc. and  the effectiveness of Intermec, Inc.’s internal control over financial reporting, which report expresses unqualified opinions and includes an explanatory paragraph relating to the adoption of new accounting principles and a emphasis of a matter paragraph relating to a restatement, appearing in this Annual Report on Form 10-K/A of Intermec, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 27, 2008